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                                  EXHIBIT 4.4


                                AMENDMENT NO. 1
                                     TO THE
                  P.H. GLATFELTER COMPANY 401(k) SAVINGS PLAN


        WHEREAS, P.H. Glatfelter Company (the "Company") adopted the P.H. Glatfelter Company 401(k) Savings Plan (the "Plan"), effective October 1, 1995, for the benefit of certain of its salaried employees; and

        WHEREAS, the Company wishes to amend the Plan to comply with the request of the Internal Revenue Service as a condition of the Plan's receiving a favorable determination letter on its tax-qualified status;

        NOW, THEREFORE, effective October 1, 1995, the Plan is amended to read as follows:

     1. The definition of "Highly Compensated Employee" in Article I of the Plan is amended by the addition of the following sentence to the end thereof:

          "For purposes of the foregoing, an Employee shall include a former Employee to the extent required by Treasury regulations."

     2. Section 2.1 of the Plan is amended by the addition of the following sentence to the end thereof:

          "The rights and benefits of such Employee or former Employee, if any, shall be determined under the provisions of the applicable Prior Plan as in effect upon his Separation from Service."
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     3.   Section 3.5 of the Plan is amended by the addition of the following to the end thereof:

          "Any allocation to be made on the basis of profit centers shall conform to the following rules:

               (a) Profit centers may consist of one or more of the following, as determined by the Company prior to making any Profit Sharing Contribution to be allocated on the basis of profit centers: (1) the Spring Grove, Pennsylvania mill (2) the Neenah, Wisconsin mill (Bergstrom), (3) the Pisgah Forest, North Carolina mill (Ecusta Division), (4) the Company's Corporate Group (with responsibility for the Ecusta Division), (5) the Company's Corporate Group (without responsibility for the Ecusta Division), and/or (6) such other operation, subsidiary or division of a Participating Company which, under rules similar to Treas. Reg. Section 1.414(r)-3(b)(3) and (4), consists of a separate profit center and employee workforce.

               (b) The Board of Directors resolution or other corporate action establishing the Profit Sharing Contribution shall describe the profit center(s) with respect to which the allocation will be made, together with the amount of the allocation or the manner in which such amount may be determined.

               (c) No allocation shall be made with respect to a profit center to the extent such allocation, together with allocations with respect to other profit centers with which it may be aggregated in accordance with Treasury regulations, fails to satisfy the minimum coverage requirements of Code section 410(b) or the nondiscrimination in benefits requirements of Code section 401(a)(4)."

     4. Section 3.10 of the Plan is amended by addition of the following new Subsection (c):

               "(c) If, in any Limitation Year, a Participant is a participant in one or more defined benefit plans sponsored by a Participating Company or a 50% Affiliated

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          Company, the annual additions of the Participant under the Plan shall not be reduced unless the annual benefit under the defined benefit plan(s) is not reduced to the extent necessary to meet the combined plan limits of section 415(e) of the Code."

     5. Section 12.2 of the Plan is amended by deleting the phrase "of actuarial value."

     6. The last sentence of Subsection 13.2(c) of the Plan is amended to read as follows:

          "Determinations under this Subsection shall be made in accordance with section 416(i) of the Code, and Compensation shall include Compensation received from an Affiliated Company."


          Executed this 5th day of May, 1997.


                                    P.H. GLATFELTER COMPANY



                                    By: /s/ R. S. Wood
                                        --------------------------
                                        R. S. Wood

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